[Published April 15, 2010 in Investor’s Business Daily]

This announcement is neither an offer to buy nor a solicitation of an offer to sell Shares.  The Offer is being made solely by the formal Offer to Purchase forwarded to Shareholders of record and is not being made to, and tenders will not be accepted from or on behalf of, Shareholders residing in any state in which making or accepting the Offer would violate that state’s laws.  In those jurisdictions where the securities, Blue Sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchasers only by one or more registered dealers licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH:
Up to 200,000 Shares of each Class A, B-1, B-2, and B-3 common stock of
Piedmont Office Realty Trust, Inc. (the “Company”)
at a price of  $17, $14, $13, and $12 per Share, respectively by:
MPF REIT Fund 1, LLC; MPF DeWaay Premier Fund 4, LLC; MPF Flagship Fund 12, LLC; MPF DeWaay Fund 5, LLC; MPF DeWaay Fund 7, LLC; MP Value Fund 7, LLC; MPF Badger Acquisition Co., LLC; MPF Blue Ridge 1, LLC; MPF DeWaay Fund 8, LLC; MPF DeWaay Premier Fund 2, LLC; MPF ePlanning Opportunity Fund, LP; MPF Senior Note Program II, LP; Moraga Gold, LLC; Steven Gold; Lapis Opportunities Funds I and II, LP; SCM Special Fund 2, LP; and MacKenzie Patterson Fuller, LP (collectively the “Purchasers”)

The Purchasers are offering to purchase for cash up to 200,000 shares each of Class A, B-1, B-2, and B-3 common stock (“Shares”) of the Company, at a price of $17, $14, $13, and $12 per Share, respectively, upon the terms and subject to the conditions set forth in Purchasers’ Offer to Purchase and in the related Assignment Form for the offer (which together constitute the “Offer” and the “Tender Offer Documents”).

THE OFFERS AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., PACIFIC TIME, ON JUNE 1, 2010, UNLESS THE OFFER IS EXTENDED.  Funding for the purchase of the Shares will be provided through the Purchasers’ existing working capital and binding capital commitments.    The Offer is not made for the purpose of acquiring or influencing control of the business of the issuer.  The Offer will expire at 11:59 p.m., Pacific Time on June 1, 2010, unless and until Purchasers, in their sole discretion, shall have extended the period of time for which the Offer is open (such date and time, as extended the “Expiration Date”).  The Purchasers will not provide a subsequent offering period following the Expiration Date.  If Purchasers make a material change in the terms of the Offer, or if they waive a material condition to the Offer, Purchasers will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The minimum period during which the Offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances including the materiality of the change with respect to a change in price or, subject to certain limitations, a change in the percentage of securities ought or a change in any dealer’s soliciting fee.  A minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to Shareholders.  Accordingly, if prior to the Expiration Date, Purchasers increase (other than increases of not more than two percent of the outstanding Shares) or decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such ten business days.  For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, Pacific Time.  In all cases payment for the Shares purchased pursuant to the Offer will be made only after timely receipt of the Assignment Form (or facsimiles thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by such Assignment Form.

Tenders of Shares made pursuant to the Offer is irrevocable, except that Shareholders who tender their Shares in response to the Offer will have the right to withdraw their tendered Shares at any time prior to the Expiration Date by sending to MacKenzie Patterson Fuller, LP a written or facsimile transmission notice of withdrawal identifying the name of the person who tendered Shares to be withdrawn, signed by the same persons and in the same manner as the Assignment Form tendering the Shares to be withdrawn.  In addition, tendered Shares may be withdrawn at any time on or after June 14, 2010, unless the tender has theretofore been accepted for payment as provided above.  If tendering Shareholders tender more than the number of Shares that Purchasers seek to purchase pursuant to the Offer for those Shares, Purchasers will take into account the number of Shares so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, according to the number of Shares tendered by each tendering Share holder during the period during which that Offer remains open.  The terms of the Offer are more fully set forth in the formal Tender Offer Documents which are available from Purchasers at the Purchasers’ expense.  The Offer contains terms and conditions and the information required by Rule 14d-6(d)(1) under the Exchange Act which are incorporated herein by reference.  The Tender Offer Documents contain important information which should be read carefully before any decision is made with respect to the Offer.

A request has been made to the Company pursuant to Rule 14d-5 under the Exchange Act for the use of its list of Shareholders for the purpose of disseminating the Offer to Shareholders.  Thus, the Tender Offer Documents will be mailed at the Purchasers’ expense to record holders of Shares, brokers, banks and similar persons whose names (or whose nominee) appears on the list of securities holders, or persons who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.  For Copies of the Tender Offer Documents, Call Purchasers at 1-800-854-8357, Make a Written Request Addressed to 1640 School Street, Moraga, California 94556, email to offers@mpfi.com, or visit our website at www.mpfi.com (click on MPF Tenders).